Exhibit 10.5

Tony L. White
Chairman and President	301 Merritt 7
Chief Executive Officer	Norwalk, CT 06851

August 28, 2006

Mr. Dennis L. Winger

8 Thomas Place

Rowayton, CT 06853

Dear Dennis:

This letter supplements the amendment effective August 21, 2003, to your employment letter dated June 24, 1997, as amended. Payment options under the letter amendment dated August 21, 2003, shall include the following: a lump sum option which shall be a single payment representing the entire value of your accrued benefit; a deferred lump sum option which shall be a reduced monthly annuity payable as of the first day of each month for a specified period of thirty-six (36), sixty (60) or one hundred-twenty (120) months, to be followed by payment of an actuarial equivalent lump sum representing the present value of the remaining payments; and should you die before the end of the specified period, your beneficiary will commence receiving the remaining monthly payments during the specified period to be followed by the lump sum payment which would have been paid to you. The death benefit payment options will include a lump sum payment or deferred lump sum payment that is actuarially equivalent to the present value of the surviving spouse death benefit. The determination of amounts payable under the lump sum or deferred lump sum or death benefit lump sum options shall be based on the actuarial equivalency definition for lump sums as specified in the Supplemental Executive Retirement Plan. In all other respects the employment letter, as amended, remains unchanged.

Sincerely,
/s/ Tony L. White

Tony L. White